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                                  SCHEDULE 13G

                    Information to be Included in Statements
           Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments
                      Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                                Nutraceutix, Inc.
     ----------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 Par Value
     -----------------------------------------------------------------------
                         (Title of Class of Securities)


                                    67060V107
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
     -----------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]  Rule 13d-1 (b)
                              [ ]  Rule 13d-1 (c)
                              [ ]  Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 67060V107                SCHEDULE 13G                Page 2 of 4 Pages
         -----------                                               ---  ---

(1)     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        BRIAN R. JACKSON
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  [ ]
                                                          (b)  [ ]

--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      339,200
      NUMBER OF              --------------------------------------------------
        SHARES                (6)     SHARED VOTING POWER
     BENEFICIALLY                     - 0 -
       OWNED BY               --------------------------------------------------
         EACH                 (7)     SOLE DISPOSITIVE POWER
      REPORTING                       339,200
        PERSON                --------------------------------------------------
                              (8)     SHARED DISPOSITIVE POWER
                                      - 0 -
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
        339,200
--------------------------------------------------------------------------------
(10)    CHECK  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        1.9%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                   SCHEDULE 13G                Page 3 of 4 Pages
                                                                   ---  ---

ITEM 1.

        (a)    Nutraceutix, Inc.

        (b)    8340 154th Avenue N.E., Redmond, Washington  98052

ITEM 2.

        (a)    Brian R. Jackson

        (b)    9 Eastwood Lane, North Easton, Massachusetts  02356

        (c)    U.S.A.

        (d)    Common Stock, $.001 Par Value

        (e)    CUSIP # 67060V107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4:        OWNERSHIP:

        (a)    339,200 shares

        (b)    1.9%

        (c)    (i)    339,200 shares

               (ii)   - 0 - shares

               (iii)  339,200 shares

               (iv)   - 0 - shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

                                   SCHEDULE 13G                Page 4 of 4 Pages
                                                                   ---  ---

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10.       CERTIFICATION:

               "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 6, 2001
                                                      --------------------------
                                                      Date

                                                      /s/ Brian R. Jackson
                                                      --------------------------
                                                      Brian R. Jackson